Exhibit 99.1

GLOBAL TRUCK WASH FACILITY
ACQUISITION AGREEMENT

THIS GLOBAL TRUCK WASH FACILITY ACQUISITION AGREEMENT ("Agreement") is entered into this 30th day of December, 2005, to be effective as of January 1, 2006 ("Effective Date") by and between EAGLE UNITED TRUCK WASH, LLC, a Colorado limited liability company ("Eagle" or "Purchaser"), and MACE TRUCK WASH, INC., a Delaware corporation ("Mace" or "Seller"). Eagle and Mace are sometimes herein referred to collectively as "Parties" or individually as a "Party".

RECITALS

A. Mace is the fee title owner of certain real property located in Amarillo, Texas (the "Amarillo Property"). The Amarillo Property is legally described on Exhibit A attached hereto.

B. Mace is the fee title owner of certain real property located in Eloy, Arizona (the "Eloy Property"). The Eloy Property is legally described on Exhibit B attached hereto.

C. Mace is a: (i) tenant under the four leases (the "Leases") described on Exhibit C attached hereto; (ii) the operator of five (5) truck wash facilities (the "Facilities" or a "Facility"), all of which are more particularly described on Exhibit D attached hereto; and (iii) the owner of certain operating assets and improvements located at the Facilities.

D. Eagle desires to: (i) lease the Amarillo Property; (ii) lease the Eloy Property; and (iii) sublease from Mace, the premises subject to the Leases ("First Closing").

E. Eagle further desires to not later than two (2) years after the First Closing, (i) purchase the Amarillo Property and Eloy Property (collectively the "Properties") and all of Mace's right, title, and interest in and to all of the operating assets and improvements located at the Facilities and owned by Mace with respect to each of the Facilities and (ii) terminate the subleases and assume and acquire from Mace by assignment, all of Mace's rights and obligations as tenant under the Leases ("Second Closing").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Incorporation of Recitals. The above recitals are hereby incorporated into this Agreement as substantive provisions hereof.

2.  Amarillo Property.

2.1  Direct Lease of Property, Improvements and Assets. At the First Closing of the transaction contemplated by this Agreement, and as provided in Section 8 hereof, Eagle shall lease the Amarillo Property (together with all improvements and truck wash operating assets located at the Facility) from Mace and Mace shall lease the Amarillo Property (together with all related fixtures, equipment, personal property (excluding inventory), improvements and truck wash operating assets located at the Facility) to Eagle all in accordance with the lease agreement attached hereto as Exhibit E ("Amarillo Lease").

2.2  Obligation to Purchase. Eagle shall be obligated to purchase the Amarillo Property at the Second Closing. The Second Closing shall occur no later than December 31, 2007. At the Second Closing Eagle shall pay Mace the consideration described in Section 5.2 hereof ("Second Closing Purchase Price"). At the Second Closing, in exchange for the Second Closing Purchase Price, Mace shall convey title of the Amarillo Property to Eagle by special warranty deed, subject only to the title liens and title exceptions, set forth in Exhibit F attached hereto. At the Second Closing, Eagle shall pay all costs of the conveyance, including without limitation, transfer tax, fees and recording the deed and fees and taxes due on recording the deed of trust securing the note issued by Eagle to Mace as part of the Second Closing Purchase Price. Eagle and Mace allocate the Second Closing Purchase Price among the assets it is purchasing on its internal books for tax and accounting purposes on a basis mutually agreeable to the parties and otherwise in conformity with Section 1060 of the Internal Revenue Code of 1986 as amended. Each party shall file their respective tax returns in accordance with such allocation.

3.  Eloy Property.

3.1  Direct Lease of Eloy Property. At the First Closing as provided in Section 8 hereof, Eagle shall lease the Eloy Property from Mace and Mace shall lease the Eloy Property to Eagle all in accordance with the Lease Agreement attached hereto as Exhibit G (the "Eloy Lease").

3.2  Obligation to Purchase. Eagle shall be obligated to purchase the Eloy Property at the Second Closing At the Second Closing Eagle shall pay Mace the Second Closing Purchase Price. At the Second Closing, in exchange for the Second Closing Purchase Price, Mace shall convey title of the Eloy Property to Eagle by special warranty deed, subject only to the title liens and title exceptions, set forth in Exhibit H attached hereto. At the Second Closing, Eagle shall pay all costs of the conveyance, including without limitation, transfer tax, fees and recording the deed and fees and taxes due on recording the deed of trust securing the note issued by Eagle to Mace as part of the Second Closing Purchase Price.

4.  Leases and Related Facilities, Improvements and Equipment.

4.1  London Ohio Facility.

4.1.1  Sublease. At the First Closing, and as provided in Section 8 hereof, Mace shall sublease to Eagle, in the form attached hereto as Exhibit I, all of its right, title and interest in and to the leases related to the London Ohio Facility as described on Exhibit C-1 hereof together with all related fixtures, personal property (excluding inventory) and equipment located at such facility. Such sublease shall provide that Seller shall indemnify, defend and hold Purchaser harmless from all claims arising out of or related to such facility on or prior to the First Closing and that Purchaser shall indemnify, defend and hold Seller harmless from all claims arising out of or related to such facility after the First Closing, as more particularly set forth in the sublease which sublease provisions shall govern.

4.1.2  Assignment. At the Second Closing, and as provided in Section 8 hereof, Mace and Eagle shall terminate the sublease and shall assign to Eagle in the form attached hereto as Exhibit J all of Mace's right, title and interest in and to the leases related to the London Ohio Facility as described on Exhibit C-1 hereof and Eagle shall accept such assignment and indemnify Mace against all obligations under such leases.

4.1.3  Consents. In conjunction with the sublease described in Section 4.1.1 hereof, Mace shall obtain the landlord consent required for the sublease related to the London Ohio Facility as a condition precedent to the First Closing. In conjunction with the assignment described in Section 4.1.2 hereof, Mace and Eagle shall obtain the landlord consents required for the assignment related to the London Ohio Facility as a condition precedent to the Second Closing.

4.2  Holbrook Arizona Facility.

4.2.1  Sublease. At the First Closing, and as provided in Section 8 hereof, Mace shall sublease to Eagle, in the form attached hereto as Exhibit I, all of its right, title and interest in and to the leases related to the Holbrook Arizona Facility as described on Exhibit C-2 hereof together with all related fixtures, personal property (excluding inventory) and equipment located at such facility. Such sublease shall provide that Seller shall indemnify, defend and hold Purchaser harmless from all claims arising out of or related to such facility on or prior to the First Closing and that Purchaser shall indemnify, defend and hold Seller harmless from all claims arising out of or related to such facility after the First Closing as more particularly set forth in the sublease which sublease provisions shall govern.

4.2.2  Assignment. At the Second Closing, and as provided in Section 8 hereof, Mace and Eagle shall terminate the sublease and shall assign to Eagle in the form attached hereto as Exhibit J all of Mace's right, title and interest in and to the leases related to the Holbrook Arizona Facility as described on Exhibit C-2 hereof and Eagle shall accept such assignment and indemnify Mace against all obligations under such leases.

4.2.3  Consents. In conjunction with the sublease described in Section 4.2.1 hereof, Mace shall obtain the landlord consent required for the sublease related to the Holbrook Arizona Facility, as a condition precedent to the First Closing. In conjunction with the assignment described in Section 4.2.2 hereof, Mace and Eagle shall obtain the landlord consents required for the assignment related to the London Ohio Facility, as a condition precedent to the Second Closing..

4.2.4  Close Down of Facility. The parties acknowledge that immediately after the Closing, Eagle shall close down the operations of the Holbrook Arizona Facility. Purchaser shall remain obligated to pay all monetary obligations under the leases set forth in Exhibit C-2 until they terminate.

4.3  Eloy Arizona Facility.

4.3.1  Sublease. At the First Closing , and as provided in Section 8 hereof, Mace shall sublease to Eagle, in the form attached hereto as Exhibit I, all of its right, title and interest in and to the leases related to the Eloy Arizona Facility as described on Exhibit C-3 hereof together with all related fixtures, personal property (excluding inventory) and equipment located at such facility. Such sublease shall provide that Seller shall indemnify, defend and hold Purchaser harmless from all claims arising out of or related to such facility on or prior to the First Closing and that Purchaser shall indemnify, defend and hold Seller harmless from all claims arising out of or related to such facility after the First Closing as more particularly set forth in the sublease which sublease provisions shall govern.

4.3.2  Assignment. At the Second Closing, and as provided in Section 8 hereof, Mace and Eagle shall terminate the sublease and shall assign to Eagle in the form attached hereto as Exhibit J all of Mace's right, title and interest in and to the leases related to the Eloy Arizona Facility as described on Exhibit C-3 hereof and Eagle shall accept such assignment and indemnify Mace against all obligations under such leases.

4.3.3  Consents. In conjunction with the sublease described in Section 4.3.1 hereof, Mace shall obtain the landlord consent required for the sublease of the lease related to the Eloy Arizona Facility, as a condition precedent to the First Closing. In conjunction with the assignment described in Section 4.3.2 hereof, Mace and Eagle shall obtain the landlord consents required for the assignment related to the Eloy Arizona Facility, as a condition precedent to the Second Closing.

4.4  Lake Station Indiana Facility.

4.4.1  Sublease. At the First Closing , and as provided in Section 8 hereof, Mace shall sublease to Eagle, in the form attached hereto as Exhibit I, all of its right, title and interest in and to the leases related to the Lake Station Indiana Facility as described on Exhibit C-4 hereof together with all related fixtures, personal property (excluding inventory) and equipment located at such facility. Such sublease shall provide that Seller shall indemnify, defend and hold Purchaser harmless from all claims arising out of or related to such facility on or prior to the First Closing and that Purchaser shall indemnify, defend and hold Seller harmless from all claims arising out of or related to such facility after the First Closing as more particularly set forth in the sublease which sublease provisions shall govern.

4.4.2  Assignment. At the Second Closing, and as provided in Section 8 hereof, Mace and Eagle shall terminate the sublease and shall assign to Eagle in the form attached hereto as Exhibit J all of Mace's right, title and interest in and to the leases related to the Lake Station Indiana Arizona Facility as described on Exhibit C-4 hereof and Eagle shall accept such assignment and indemnify Mace against all obligations under such leases.

4.4.3  Consents. In conjunction with the sublease described in Section 4.4.1 hereof, Mace shall obtain of the landlord consent required for the sublease of the leases related to the Lake Station Indiana Facility , as a condition precedent to the First Closing. In conjunction with the assignment described in Section 4.4.2 hereof, Mace and Eagle shall obtain the landlord consents required for the assignment related to the Eloy Arizona Facility, as a condition precedent to the Second Closing.

5.  Payments Due Mace.

5.1  Lease and Sublease Consideration. In consideration for the Lease of the Amarillo Property, the Lease of the Eloy Property and the subleases for the London Ohio Facility, Holbrook Arizona Facility, Eloy Arizona Facility, and Lake Station Indiana Facility as described in Sections 2.1, 3.1, 4.1.1, 4.2.1, 4.3.1 and 4.4.1 hereof, Eagle agrees to (i) assume and pay all of Mace's monetary obligations under the Leases that accrue after Closing, as set forth in each sublease agreement and in the vendor contracts listed on Exhibit K; and (ii) on a monthly basis, by no later than the 5th day of each month hereafter beginning January 5, 2006, pay Mace the sum of $9,000. Eagle' s obligation to pay Mace the monthly payment under Section 5.1(ii) hereof shall cease at such time as the Second Closing occurs and Eagle pays Mace the Second Closing Price. If any monthly payment of $9,000 is not paid when due, Mace may on written notice to Eagle, and after applicable notice and cure periods as provided in such Lease have expired, cancel the Lease of the Amarillo Property, the Lease of the Eloy Property and the subleases for the London Ohio Facility, Holbrook Arizona Facility, Eloy Arizona Facility, and Lake Station Indiana Facility and take physical possession of the aforesaid properties and facilities.

5.2  Second Closing Purchase Price. Upon the Second Closing as contemplated by Sections 2.2 , 3.2, 4.1.2, 4.2.2, 4.3.2, and 4.4.2 hereof, Eagle shall be obligated to pay Mace the sum of $1,200,000 payable as follows: (i) $280,000 ("Cash Payment") in cash or wire transfer of federal funds at the Second Closing; and (ii) the sum of $920,000.00 by delivering to Mace of a recourse promissory note ("Note") in the form attached hereto as Exhibit L. The Note shall be secured by a first priority deed of trust and security interest ("Deed of Trust") on the Amarillo Property, the Eloy Property, the leasehold interests of Eagle in the Leases for the London Ohio Facility, Holbrook Arizona Facility, Eloy Arizona Facility, and Lake Station Indiana Facility and the personal property located on the Facilities in the form attached hereto as Exhibit M. The financial terms of the Note are to be as follows: interest at 9% per annum, term of five (5) years from the Second Closing and monthly payments based on a fifteen year amortization of the principal and interest.

6.  Due Diligence.

6.1  Due Diligence Materials To Be Delivered. To the extent such items are in Seller's possession and not previously delivered to Purchaser, Seller shall deliver to Purchaser the following (the "Property Information") on or before December 31, 2005 (the "Property Information Delivery Date").

6.1.1  Financial Information. A copy of any and all operating statements and a summary of capital expenditures pertaining to the Properties and the Facilities for the twenty-four (24) months preceding the Effective Date of this Agreement or such lesser period as Seller has owned the Properties and Facilities ("Operating Statements");

6.1.2  Leases and other Contracts. A copy of any and all current lease(s) Seller has entered into with tenants (the "Leases"), as well as any and all contracts with third parties affecting the Properties and the Facilities in any way, including easement agreements, maintenance or service contracts, licenses to use any portion of the Properties and the Facilities for any purpose (the "Contracts");

6.1.3  Environmental Reports. A copy of any and all environmental reports or site assessments related to the Properties and the Facilities prepared for the benefit of Seller;

6.1.4  Tax Statements. A copy of ad valorem tax statements related to the Properties and the Facilities for the current tax period;

6.1.5  Title and Survey. A copy of Seller's most current title insurance information and survey of the Properties and the Facilities; and

6.1.6  Licenses, Permits and Certificates of Occupancy. A copy of any and all licenses, permits and certificates of occupancy relating to the Properties and the Facilities.

6.2  Due Diligence Materials To Be Made Available. To the extent such items are in Seller's possession, Seller shall make available to Purchaser for Purchaser's review the following items and information (the "Additional Property Information") on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same.

6.2.1  Maintenance Records and Warranties. Maintenance work orders for the twelve (12) months preceding the Effective Date of this Agreement and warranties, if any, on roofs, air conditioning units, fixtures and equipment located at the Facilities; and

6.2.2  Plans and Specifications. Building plans and specifications relating to the Facilities and Properties.

6.3  Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Properties and Facilities at all reasonable times during normal business hours, upon appropriate notice to Seller for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests.

6.4  Due Diligence/Termination Right. Purchaser shall have from the Effective Date through the December 31, 2005 (the "Inspection Period") in which to (i) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Properties and the Facilities and, in Purchaser's sole and absolute judgment and discretion, determine whether the Properties and Facilities are acceptable to Purchaser, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller (the "Due Diligence Termination Notice") on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Properties and the Facilities that it considers important.

6.5  Return of Documents. If this Agreement terminates for any reason other than Seller's default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents (together with a copy of any environmental audit or study commissioned by Purchaser and any survey and title report provided to Purchaser) and copies thereof. Purchaser's obligation to deliver the Property Documents shall survive the termination of this Agreement.

6.6  Purchaser's Responsibilities. In conducting any inspections, investigations or tests of the Properties and the Facilities and/or Property Documents, Purchaser and its agents and representatives shall: (i) not damage any part of the Properties and the Facilities; (ii) not injure or otherwise cause bodily harm to Seller or Seller's agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (iii) comply with all applicable laws; (iv) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Properties and the Facilities; (v) not permit any liens to attach to the Properties and the Facilities by reason of the exercise of its rights hereunder; and (vi) repair any damage to the Properties and the Facilities resulting directly or indirectly from any such inspection or tests. Purchaser agrees to indemnify, defend and hold Seller harmless from any breach of its obligations hereunder.

6.7  Environmental Studies. If prior to the First Closing, Purchaser obtains or otherwise receives any reports, tests or studies regarding contamination of, or other environmental concerns relating to, the Properties and the Facilities and such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Properties and the Facilities that are not disclosed in the Property Documents and which causes the Purchaser's lenders not to issue firm loan commitments, then either party may terminate this Agreement by giving written notice to the other within ten (10) business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof.

7.  Operations and Risk of Loss.

7.1  Ongoing Operations. From the Effective Date through the date of the First Closing:

7.1.1  Leases and Contracts. Seller will perform all of its material obligations under all existing Leases and Contracts.

7.1.2  New Contracts. Seller will not enter into any contract that will be an obligation affecting the Properties or Facilities subsequent to the First Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty.

7.1.3  Maintenance of Fixtures and Improvements. Subject to Sections 7.2 and 7.3, Seller, prior to the First Closing shall maintain all fixtures and improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Sellers customary business practices. The Purchaser has inspected the Facilities, all fixtures and improvements and accept them in their current "as is condition." After the First Closing, Purchaser shall maintain all fixtures and improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with good and customary business practices.

7.2  Truck Wash Pits and London Ohio Roof.

7.2.1  Truck Wash Pits. At least sixty (60) days prior to or after the First Closing, Seller shall pump out all truck wash pits at each of the Facilities at its sole cost and expense.

7.2.2  London Ohio Roof. Seller has contracted for the repair of the roof at the London Ohio Facility. At its sole cost Seller shall have the contractor with which Seller contracted complete the repair by January 31, 2006, if the weather permits and, if not, as soon as reasonably possible.

7.2.3  Survival. The provision of this Section 7.2 shall survive the First Closing and the Second Closing until such time as the obligations hereunder have been completed.

7.3  Damage. If prior to the First Closing the Properties or Facilities are damaged by fire or other casualty. Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller's estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty. After the First Closing, if the Properties or Facilities are damaged by fire or other casualty, Purchaser shall at its own cost and expense repair the damage as soon as reasonably possible after the occurrence of the damage and shall notify Seller promptly after the damage occurs and when the repair has been made.

7.3.1  Material. In the event of any Material Damage (as defined below) to or destruction of the Properties or Facilities or any portion thereof prior to the First Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice ("Casualty Notice") to the other on or before the First Closing Date. Upon any such termination, the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement, then the parties shall proceed under this Agreement and close on schedule (subject to extension of First Closing agreed to by the parties), and as of First Closing, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs. For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means damage which, in Purchaser's reasonable estimation, exceeds Twenty-Five Thousand Dollars ($25,000.00) to repair or which, in Purchaser's reasonable estimation, will take longer than thirty (30) days to repair.

7.3.2  Not Material. If the Properties or Facilities are not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

7.4  Condemnation. If prior to the First Closing, proceedings in eminent domain are instituted with respect to the Properties or Facilities or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and, if necessary, the First Closing Date shall be automatically extended to give Purchaser the full ten (10) day period to make such election), either: (i) terminate this Agreement, in which case the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (i) above. If after the First Closing there are any condemnation proceedings, the provision of Article X of the Amarillo Lease and Article X of each of the Sublease's for each of the Facilities shall apply to each respective Property and Facilities.

8.  Closing and Conditions to Closing.

8.1  Closing. The consummation of the transactions contemplated herein at the First Closing ("First Closing Date") shall occur no earlier then January 1, 2006 and not latter then February 1, 2006. The exact date of the First Closing will be the first business day between January 1, 2006 and February 1, 2006 that all conditions to the First Closing have occurred. If for any reason the First Closing does not occur by February 1, 2006 because a condition of the First Closing did not occur, Purchaser or Seller may terminate this Agreement or agree to extend the First Closing Date. The First Closing shall take place at such location as may be mutually agreed upon by Seller and Purchaser. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Second Closing shall occur on the date designated by Purchaser to Seller in writing with thirty (30) days advance notice. The Second Closing shall take place no latter then December 31, 2007. If the Second Closing does not occur on or before December 31, 2007, for any reason (other than Seller's willful refusal to convey the Amarillo Property, the Eloy Pond Property and assign the Leases to Purchaser at the Second Closing, notwithstanding Purchaser's tender of the Second Closing Purchase Price) the Seller is to turn over to Purchaser possession of the Amarillo Property, the Eloy Property, the London Ohio Facility, Holbrook Arizona Facility, Eloy Arizona Facility, and Lake Station Indiana Facility to Seller.

8.2  Conditions to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder at the Closing are conditioned upon the following:

8.2.1  Representations and Warranties. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the First Closing Date as to the representations and warranties set forth in Section 10.1 and 10.3 and on the Second Closing Date as to the representations and warranties set forth in Section 10.2 and Section 10.3;

8.2.2  Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at the First Closing, with respect to the First Closing and the Second Closing with respect to the Second Closing; and

8.2.3  Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Properties or the Facilities or the other Party's ability to perform its obligations under this Agreement.

8.2.4  Covenants. The parties shall have complied with, and performed, all of their respective obligations required to complied with or performed prior to the First Closing and Second Closing, as applicable, specifically including those obligations set forth in Sections 7.1 and 7.2 hereof.

So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the First Closing or Second Closing hereunder has not been satisfied as of the applicable closing date (or such earlier date as is provided herein), such Party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the applicable closing date (or such earlier date as may be provided herein), in which case the Parties shall have no further rights or obligations, other than those that by their terms survive the termination of the Agreement. Alternatively, such Party may elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such Party shall be deemed to have waived any such condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

8.3  Seller's Deliveries First Closing. As of or prior to the First Closing Date, Seller shall deliver the following:

8.3.1  Sublease of Leases. A duly executed sublease of leases in the form attached hereto as Exhibit I and consents of the Landlords to the Subleases;

8.3.2  Property Leases. Duly executed versions of the Amarillo Lease and the Eloy Lease;

8.3.3  Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Purchaser; and

8.3.4  Additional Documents. Any additional documents that the Parties may reasonably require for the proper consummation of the transactions contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

8.4  Purchaser's Deliveries First Closing. As of or prior to the First Closing Date, Purchaser shall deliver the following:

8.4.1  Sublease of Leases. A duly executed Sublease of Leases in the form attached hereto as Exhibit I;

8.4.2  Property Leases. Duly executed versions of the Amarillo Lease and the Eloy Lease;

8.4.3  Contract Assumption. A duly executed assumption of the Vendor Agreements listed in Exhibit J in the form of the Assumption Agreement in the form attached as Exhibit N. Such assumption agreement shall provide that Seller shall indemnify, defend and hold Purchaser harmless from all claims arising out of or related to such contracts on or prior to the First Closing and that Purchaser shall indemnify, defend and hold Seller harmless from all claims arising out of or related to such contracts after the First Closing, all as more particularly set forth the Assumption Agreement.

8.4.4  Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the Seller; and

8.4.5  Additional Documents. Any additional documents that Seller may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

8.5  Seller's Deliveries Second Closing. As of or prior to the Second Closing Date, Seller shall deliver the following:

8.5.1  Assignment of Leases. A duly executed Assignments of Leases in the form attached hereto as Exhibit J;

8.5.2  Deeds. Duly executed simple warranty deeds for the Amarillo Property and the Eloy Property;

8.5.3  Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Purchaser; and

8.5.4  Additional Documents. Any additional documents that the Parties may reasonably require for the proper consummation of the transactions contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

8.6  Purchaser's Deliveries Second Closing. As of or prior to the Second Closing Date, Purchaser shall deliver the following:

8.6.1  Cash. The cash portion of the Second Closing Purchase Price;

8.6.2  Assignment of Leases. A duly executed Assignments of Leases in the form attached hereto as Exhibit J;

8.6.3  Note and Deeds of Trusts. A duly executed Note in the form listed in Exhibit L and the Deeds of Trusts on each of Amarillo Property, the Eloy Property, the London Ohio Facility, Holbrook Arizona Facility, Eloy Arizona Facility, and Lake Station Indiana Facility, in the form attached as Exhibit M;

8.6.4  Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the Seller; and

8.6.5  Additional Documents. Any additional documents that Seller may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

8.7  Closing Statements. As of or prior to the First Closing Date and Second Closing Date, Seller and Purchaser shall executed closing statements consistent with this Agreement.

8.8  Consideration. At or before 10:00 a.m. local time on the First Closing Date, and Second Closing Date, Purchaser shall deliver, or cause to be delivered, to Seller the consideration, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Seller's account. If the First Closing Date does not occur on the first of a month, the Purchaser and Seller agree to pro-rate the rent due under the Leases for the month in which the closing date occurs.

8.9  Possession. Seller shall deliver possession of the Properties and Facilities to Purchaser at the First Closing. If the Second Closing does not occur by December 31, 2007, Purchaser shall deliver back to Seller possession of the Properties and Facilities on January 1, 2007.

8.10  Delivery of Books and Records. After the First Closing, Seller shall make available to Purchaser: copies of maintenance records and warranties; copies of any plans and specifications of the Facilities; copies of all licenses in Purchaser's name, copies of all permits and certificates of occupancy; copies, contracts, and copies of correspondence with tenants and suppliers, and other papers or documents which pertain to the Properties and the Facilities; all advertising materials; booklets; keys; and other items, if any, to be used in the operation of the Properties and the Facilities after the First Closing. After the Second Closing, Seller shall make available to Purchaser all originals of the documents, copies of which were delivered at the First Closing, to the extent in Seller's possession or control, and not otherwise reasonably available to Purchaser.

9.  Prorations, Deposits and Commissions.

9.1  Prorations. At First Closing, the following items shall be prorated as of the date of First Closing, with all items of income and expense for the Properties and Facilities being borne by Purchaser from and after (but including) the date of First Closing: rents, fees and other monetary obligations payable by tenants and other third parties in respect of the Properties and Facilities (collectively, "Receivables") ; fees and assessments; prepaid expenses and obligations under Contracts; accrued operating expenses; real and personal ad valorem taxes ("Taxes"); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections and allocations:

9.1.1  Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Properties and the Facilities or a change in ownership shall be assumed by Purchaser effective as of First Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the First Closing and Second Closing.

9.1.2  Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the First Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the First Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the First Closing Date.

9.2  Final Adjustment After First Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 9.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the First Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the First Closing and Second Closing.

9.3  Commissions. Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the First Closing and Second Closing.

10.  Representations and Warranties.

10.1  Seller's Representations and Warranties - First Closing. Seller represents and warrants to Purchaser upon the execution date hereof and again at the First Closing, that:

10.1.1  Leases. The Leases are each in full force and effect and are not in default by any party thereto.

10.1.2  Title to Assets. The Seller has, or will have by the First Closing Date, good, valid and marketable title to all of the Properties and all operating assets and improvements that are owned by it and located at the Facilities, subject to no encumbrance, lien, charge, option, right of first refusal, or other restriction of any kind or character, except for a first mortgage lien on the Amarillo Property.

10.1.3  No Tax Liens. None of the Properties nor any of the operating assets or improvements located at the Facilities are subject to any lien in favor of the United States pursuant to Section 6321 of the Internal Revenue Code of 1986, as amended (the "Code") for nonpayment of federal taxes, or any lien in favor of any state or under any comparable provision of state or local law, under which transferee liability might be imposed upon the Purchaser under Section 6323 of the Code or any comparable provision of state or local law.

10.1.4  Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Properties nor any of the operating assets or improvements located at the Facilities. There are no actions, suits or claims against the Seller or, to the knowledge of the Seller, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Seller, threatened against or involving the Properties nor any of the operating assets or improvements located at the Facilities, nor to the best knowledge of the Seller, is there any basis therefor.

10.1.5  Authority. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, except for the landlord consents to the Sublease for each of the Leases and the Assignment of the Leases. This Agreement has been, and all of the documents to be delivered by Seller at the First Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

10.1.6  Conflicts and Pending Actions. There is no agreement to which Seller is a party that is binding on Seller which is in conflict with this Agreement. As of the Effective Date there is no action or proceeding pending or to Seller's knowledge, threatened against Seller or relating to the Properties or Facilities, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

10.1.7  Notices from Governmental Authorities. Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Properties or Facilities, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser. Seller hereby puts Purchaser on notice that the waste water discharge pond located on the Eloy Property is permitted under Aquifier Protection Permit No P-100294 issued to Red Baron Truck Washes, Inc. ("Eloy Permit"). Seller has applied with the Arizona Department of environmental Quality for a transfer of the Eloy Permit to Seller, but the transfer has not yet occurred. The Eloy Permit requires that the waste water be periodically tested. The Seller is in the process of having the required testing performed by a qualified laboratory. The tuck wash wastewater from the Eloy Arizona Facility is currently going into a septic pit that is periodically pumped out by Seller and is not currently going into the waste water discharge pond. Seller is in the process of repairing pumps to have the wastewater from the Eloy Arizona Facility go into the waste water discharge ponds. Seller further puts Purchaser on notice that the Indiana Department of Environmental management has put Seller on notice that on October 18, 2005 the Lake Station Indiana Facility pumped onto the ground near the Lake Station Indiana Facility contamination from the wash pits. Seller believes that the contaminants have been removed by the Seller.

10.1.8  Sole Ownership. Seller is the sole owners of the Properties and the sole tenant under the Leases, free and clear of any leases and contracts (other than those disclosed to Purchaser) or other occupancy agreements or options or agreements to purchase, lease or acquire any interest in the Properties or Facilities.

10.1.9  Environmental. The Properties and Facilities, the use thereof, and any operations now conducted at the Properties and Facilities, are, currently, to the best of Seller's knowledge, in compliance with all applicable Environmental Laws (as hereinafter defined), except for the matters disclosed in Section 10.1.7 above. To Seller's knowledge, all federal, state and local permits, licenses, registrations and authorizations required for the use of the Property have been obtained and further, there are currently no violations of such permits, licenses, registrations or authorizations, except that the Eloy Permit has not been transferred to Seller. To Seller's knowledge, there are no currently outstanding claimed, alleged or threatened violations of or liabilities under any Environmental Laws with respect to the Properties and Facilities, except as disclosed in Section 10.1.7 above, nor are there any present or planned discussions or negotiations with any agency regarding the release of any Hazardous Substances (as hereinafter defined) except as disclosed in Section 10.1.7 above, and the Properties and Facilities have not been used for the treatment, storage or disposal of any Hazardous Substances, except as permitted by the Eloy Permit, as such treatment, storage or disposal may be regulated under the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. or its state counterparts, as amended and/or reauthorized, and regulations promulgated thereunder. "Environmental Laws" means all federal, state and local laws, whether common laws, court or administrative decisions, statutes, rules, regulations, ordinances, court orders and decrees, and administrative orders and all administrative policies and guidelines concerning action levels of a governmental authority (federal, state or local) now or hereafter in effect relating to the environment, public health, occupational safety, industrial hygiene, any Hazardous Substance (including, without limitation, the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment or use thereof), or the environmental conditions on, under or about the Properties and Facilities, as amended and as in effect from time to time (including, without limitation, the following statutes and all regulations thereunder as amended and in effect from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; and any successor statutes and regulations to the foregoing. "Hazardous Substances" means (I) all chemicals, materials and substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (II) all other chemicals, materials and substances, exposure to which is prohibited, limited or regulated by any governmental authority, including, without limitation, asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls ("PCB's"), and substances and compounds containing PCB's.

10.1.10  Disclosure. To the actual knowledge of Mr. Robert Kramer, the general counsel of Seller (the "Knowledge Person"), neither this Agreement nor any Schedule or Exhibit hereto contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance actually known to the Knowledge Person which materially and adversely affects or which may materially and adversely affect the Properties or the operating accounts or improvements located at the Facilities, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements, furnished in writing to the Purchaser in connection with the transactions contemplated by this Agreement. Purchaser has no liability or responsibility under this Section 10.1.10 for any statement or omission not actually known by the Knowledge Person. Seller hereby puts Purchaser on notice that (i) the Facilities and the improvements and personal property at the Facilities are generally not in good condition or repair, (ii) the business at the Facilities has been declining and the reputation of the business conducted by Seller at the Facilities is poor, (iii) Purchaser does not know whether its field personnel are honest, (iv) the Knowledge Person has no actual knowledge concerning the operating accounts of the truck wash business conducted at the Facilities, (iv) the Knowledge Person has limited actual knowledge about the Facilities the business conducted at the Facilities and the truck wash business in general and, (v) Purchaser believes that the former regional manager of the truck wash business, conducted from the Facilities, Lee Sorenson, intentionally concealed negative information from the Knowledge Person.

10.2  Seller's Representations and Warranties - Second Closing. Seller represents and warrants to Purchaser upon the execution date hereof and again at the Second Closing that:

10.2.1  Leases. The Seller has not violated any of the Leases. Seller makes no representation or warranty concerning Purchaser's violations of the Leases.

10.2.2  Title to Assets. The Seller has good, valid and marketable title to all of the Properties and all operating assets and improvements that are owned by it and located at the Facilities, subject to no encumbrance, lien, charge, option, right of first refusal, or other restriction of any kind or character, except for a first mortgage lien on the Amarillo Property.

10.2.3  No Tax Liens. None of the Properties nor any of the operating assets or improvements located at the Facilities are subject to any lien created by the Seller in favor of the United States pursuant to Section 6321 of the Internal Revenue Code of 1986, as amended (the "Code") for nonpayment of federal taxes, or any lien in favor of any state or under any comparable provision of state or local law, under which transferee liability might be imposed upon the Purchaser under Section 6323 of the Code or any comparable provision of state or local law. Seller makes no representation or warranty concerning liens created by the Purchaser by Purchaser's failure to pay it own federal, state or local taxes or the failure of Purchaser to pay real estate or other taxes to be paid by Purchaser under the Amarillo Lease, the Eloy Pond Lease or the Subleases of the other Facilities.

10.2.4  Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Seller, the Properties or the Facilities, that would be a lien against or prevent the transfer of the Properties or any of the operating assets or improvements located at the Facilities.

10.2.5  Authority. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Second Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

10.2.6  Conflicts and Pending Actions. There is no agreement to which Seller is a party that is binding on Seller which is in conflict with this Agreement. As of the Effective Date there is no action or proceeding pending or to Seller's knowledge, threatened against Seller or relating to the Properties or Facilities, which impairs Seller's ability to execute or perform its obligations under this Agreement.

10.2.7  Notices From Governmental Authorization. Since the First Closing, Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Properties in Facilities, or any part thereof, that has not been delivered to Purchaser or otherwise disclosed to Purchaser in writing.

10.2.8  Sole Ownership. Seller is the sole owners of the Properties and the sole tenant under the Leases, free and clear of any leases and contracts (other than those disclosed to Purchaser) or other occupancy agreements or options or agreements to purchase, lease or acquire any interest in the Properties or Facilities.

10.2.9  Environmental. Since the First Closing, Seller has not utilized the Properties or Facilities in any way that would constitute a violation of Environmental Laws (excluding for this purpose any use of the Properties or Facilities by Purchaser under the Leases or Subleases or any action taken by the parties under Section 12.3 hereof, or the exercise by Seller of any of its remedies under this Agreement, the Leases or Subleases).

10.3   Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller at the execution of this Agreement and on the First Closing and Second Closing that:

10.3.1  Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Colorado. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

10.3.2  Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

10.4  Survival of Representations and Warranties. The representations and warranties set forth in this Article 10 are made as of the date of this Agreement and are remade on the First Closing Date and Second Closing Date as set forth in the Agreement and shall not be deemed to be merged into or waived by the instruments of Closing, provided, however, that the representations and warranties made in Sections 10.1 and 10.3 shall survive the First Closing for a period of two (2) years and the representations and warranties made in Sections 10.2 and 10.3 shall survive the Second Closing for a period of two (2) years (the "Survival Period"). Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $5,000.00. Neither party shall have any liability after First Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. The provisions of this Section 10.4 shall survive the Closing for a period of two (2) years. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 12.

11.  Covenants.

11.1  Eloy Permit. Seller covenants and agrees to exert its commercially reasonable efforts at its cost to complete the assignment and transfer of the Eloy Permit to Seller, at the Seller's cost and expense. Subsequent to completing the assignment and transfer under the foregoing sentence, Seller and Purchaser covenant and agree to mutually co-operate in causing the Eloy Permit to be transferred by Seller to Purchaser at Purchaser's sole cost and expense.

11.2  Survival. The provisions of Article 11 shall survive this Agreement and all transactions contemplated herein until completed.

12.  Default and Remedies.

12.1  Seller's Remedies. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to First Closing for any reason (except failure by Seller to perform hereunder or the failure of a condition precedent to Purchaser's obligation to perform) or if prior to First Closing any one or more of Purchaser's representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy, to terminate this Agreement.

12.2  Purchaser's Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason (except failure by Purchaser to perform hereunder or the failure of a condition precedent to Seller's obligation to perform) or if prior to First Closing any one or more of Seller's representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, to terminate this Agreement by giving Seller timely written notice of such election prior to or at First Closing.

12.3  Purchaser's Remedies After Closing. If after the First Closing any of the Properties or Facilities are found to be in violation of any Environmental Laws, Seller acknowledges and agrees that the Seller and not the Purchaser shall pay the first third party out-of-pocket costs and expenses to correct any Environmental Law violations, now known or hereafter discovered, that existed prior to the Effective Date ("Pre-Existing Environmental Violations"). The obligation of Seller to pay for the first third party out-of-pocket costs and expenses of Pre-Existing Environmental Violations shall terminate and end on the earlier of (i) the date on which the Note described in Section 5.2 is paid, or (ii) such time that Seller has paid One Hundred and Ten Thousand ($110,000) Dollars to correct Pre-Existing Environmental Violations under the provision of this Section 12.3 and under any combination of this Section 12.3 and Article IV, Section (d) of the Amarillo Lease and/or Article IV, Section (d) of the Eloy Pond Lease, Article IV, Section (d) of the Holbrook Sub-Lease, Article IV, Section (d) of the Eloy Sub-Lease, Article IV, Section (d) of the London Sub-Lease, and Article IV, Section (d) of the Lake Station Sub-Lease ("Termination of Seller Obligation"). Until the Termination of Seller Obligation, Seller and Purchaser shall consult with each other regarding the best and most cost efficient way to cure a Pre-Existing Environmental Violation. Once Seller and Purchaser agree on the manner to cure a Pre-Existing Environmental Violation, they shall co-operate with each other in the implementation of the cure with Seller paying all third party costs related to the cure, until the Termination of Seller Obligation has occurred. If Purchaser and Seller are unable to agree for any reason regarding such implementation within thirty (30) days of starting such co-operation process, the methodology suggested by a reputable environmental firm selected by Purchaser and reasonably acceptable to Seller shall govern and be implemented by the parties. Neither Purchaser nor Seller shall charge for the time its personnel spend on implementing a cure of a Pre-Existing Environmental Violation.

12.4  Liquidated Damages. In the event Purchaser fails to pay the Second Closing Purchase Price (for reasons other than Seller performing its obligations at the Second Closing, as set forth in this Agreement), Seller's sole remedy shall be to recover liquidated damages in the amount of $200,000, cancel the Subleases and the Leases for the Amarillo Property and Eloy Property and re-take possession of the Facilities. The Parties acknowledge that any damages would be difficult to calculate and agree that this amount is reasonable and not a penalty.

12.5  Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such transaction.

13.  Miscellaneous.

13.1  Further Acts and Assurances. Each Party hereto, upon the reasonable request of the other, will execute, acknowledge and deliver to the other all such other assignments, certificates, supplemental writings, amendments, assignments, and do all other acts or things as either party may reasonably request in order to fully carry out the provisions of this Agreement.

13.2  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, personal representatives, successor and assigns.

13.3  No Waiver; Severability. Any failure by a party to insist, or any election by a party not to insist, upon strict performance by the other party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver of the same or of any other terms, provisions, or conditions hereof, and either party shall have the right at any time or times thereafter to insist upon strict performance by the other party of any and all such terms, provisions and conditions. This Agreement is intended to be performed in accordance with and only to the extent permitted by, all applicable legal requirements. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement, nor the application of such provision to other persons or circumstances shall be affected thereby, but rather, this Agreement shall be enforced to the greatest extent permitted by law.

13.4  Applicable Law. The laws of the State of Arizona, shall govern the validity, construction, enforcement and interpretation of this Agreement.

13.5  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile signature.

13.6  Authorization. Each Party executing this Agreement hereby represents and warrants that they are authorized to execute this Agreement and that they are further legally authorized and empowered to bind their respective affiliate to the terms and provisions of this Agreement.

13.7  Notices. Any notice required or permitted to be given under this Lease shall be in writing and shall be deemed duly given if delivered personally or mailed, postage prepaid by first class mail, to the addresses set forth below or such other address of which either party may give notice to the other party hereto. A notice given as provided above shall be deemed given when personally delivered or, if mailed, forty-eight (48) hours after it has been deposited in the United States mail, duly addressed and postage prepaid.

"Eagle"
Eagle United Truck Wash, LLC
6535 South Dayton Street
Suite 3700
Greenwood Village, Colorado 80111

with a copy to:

Neil M. Goff, Esq.
Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street
Twenty-Second Floor
Denver, Colorado 80202-4437

"Mace"
Robert M. Kramer, General Counsel
1000 Crawford Place, Suite 400
Mount Laurel, NJ 08054

13.8  Confidentiality. Neither Seller nor Purchaser shall make any public announcement related to this Agreement to outside brokers or third parties, before the First Closing, without the prior written specific consent of the other party; provided, however, that Mace's parent may announce the transaction, if it reasonably believes it is obligated to due so under applicable securities laws, either party may also disclose such information about this Agreement and the transactions contemplated hereby as is necessary to those persons who are responsible for assisting the parties' (i) determine the feasibility of the transactions contemplated hereby, (ii) negotiate and document the terms and structure of such transactions, (iii) arrange for and commit to the financing of such transactions and (iv) to obtain any necessary consent or approvals to consummate the transactions contemplated hereby or as may otherwise be required under applicable laws or regulations.

13.9  No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

13.10  Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

13.11  Survival. The provisions of this Agreement that contemplate performance after the First Closing at the Second Closing, and the obligations of the parties not fully performed at the First Closing and Second Closing, as applicable, shall survive the First Closing and Second Closing, as applicable, for the time period set forth in Section 10.4 and shall not be deemed to be merged into or waived by the instruments of First Closing and Second Closing, as applicable.

13.12  Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

13.13  Time. Time is of the essence in the performance of this Agreement.

"EAGLE"

EAGLE UNITED TRUCK WASH, LLC, a
Colorado limited liability company

By: /s/ Nicholas L. Scheirt

Name: Nicholas L. Scheirt

Title: Manager

"MACE"

MACE TRUCK WASH, INC., a Delaware
corporation

By: /s/ Robert M. Kramer

Name: Robert M. Kramer

Title: Executive Vice President